Exhibit 4.2

TERMS AND CONDITIONS

The terms and conditions (each a Condition, and together the Terms of the Bonds) of the Swiss francs (CHF) 700,000,000 0.410 percent bonds due 2023 issued by the Issuer (each a Bond and collectively the Bonds), are as follows:

1	Amount, Form, Denomination, Custodianship and Transfer of the Bonds

(a)	The initial aggregate principal amount of the Bonds of CHF 700,000,000 (the Aggregate Principal Amount) is issued in denominations of CHF 5,000 and integral multiples thereof.

The Issuer reserves the right to reopen and increase the Aggregate Principal Amount at any time and, without prior consultation of or permission of the Holders (as defined below), to issue further bonds which will have the same terms and conditions as the Bonds (other than the issue date, the date of the first payment of interest and temporary security numbers).

(b)	The Bonds are documented in the form of a permanent global certificate (Globalurkunde auf Dauer) (the Permanent Global Certificate). Such Permanent Global Certificate shall be deposited by the Principal Paying Agent with SIX SIS as recognized intermediary for such purposes by SIX Swiss Exchange for the entire duration of the Bonds and until their complete redemption, except as provided in paragraph (e) of this Condition 1. Once the Permanent Global Certificate is deposited with SIX SIS, the Bonds shall constitute intermediated securities (Bucheffekten) in accordance with the provisions of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz) for the entire duration of the Bonds until their complete redemption, except as provided in paragraph (e) of this Condition 1. On behalf of the Issuer, SIX SIS shall maintain records of the number of Bonds held through each participant in SIX SIS for the entire duration of the Bonds and until their complete redemption, except as provided in paragraph (e) of this Condition 1. The Bonds may only be transferred by the entry of the transferred Bonds in a securities account of the transferee.

(c)	The records of SIX SIS will determine the number of Bonds held through each participant in SIX SIS. In respect of Bonds held in the form of intermediated securities, the holders of the Bonds (the Holders and, individually, a Holder) will be the persons holding the Bonds in a securities account (Effektenkonto) which is in their name, or in case of intermediaries (Verwahrungsstellen), the intermediaries holding the Bonds for their own account in a securities account which is in their name.

(d)	Neither the Issuer nor the Holders shall at any time have the right to effect or demand the conversion of the Permanent Global Certificate into, or the delivery of, uncertificated securities (Wertrechte) or individually certificated securities (Wertpapiere).

(e)	Individually certificated securities may only be printed, in whole, but not in part, if the Principal Paying Agent determines, in its sole discretion, that the printing of such individually certificated securities is necessary or useful (including to maintain the status of Bonds as issued exclusively in “registered form” for United States federal income tax purposes). Should the Principal Paying Agent so determine, it shall provide for the printing of the individually certificated securities without cost to the Holders.

(f)	If printed, the Bonds shall be documented by individually certificated securities with no coupons attached in the principal amount of CHF 5,000 or integral multiples thereof and shall be executed by affixing thereon the facsimile signatures of two authorized officers of the Issuer. The individually certificated securities shall not be issued in bearer form, but shall be issued exclusively in “registered form” for United States federal income tax purposes whereby, inter alia, (i) the Holders of the individually certificated securities shall be registered in a register (the Register) to be established and maintained by a registrar (the Registrar) appointed by the Issuer and acting on its behalf after consultation with the Principal Paying Agent and duly notified to the Holders in accordance with the Terms of the Bonds and (ii) no transfer of the individually certificated securities shall be valid unless and until entered into the Register.

(g)	In the case Bonds documented by individually certificated securities are delivered, the Permanent Global Certificate will immediately be cancelled by the Principal Paying Agent against cancellation of the intermediated securities from the records of SIX SIS and the individually certificated securities shall be delivered instead to the Holders, who for this purpose must be registered in the Register, against cancellation of the intermediated securities in their respective securities accounts. Bonds documented by individually certificated securities shall not be included in the records of SIX SIS or any other clearing system or any other intermediary and, therefore shall not constitute intermediated securities.

(h)	The registration of a new Holder by the Registrar will only occur upon presentation of the relevant individually certificated securities at the specified office of the Registrar or the Principal Paying Agent. No transfer of such individually certificated securities will be valid unless and until entered into the Register. Individually certificated securities may be registered only in the name of and transferred to a specified person.

Only the duly registered Holder will be entitled to payments on the individually certificated securities.

2	Interest

The Bonds bear interest from (but excluding) March 8, 2016 (the Issue Date) until (and including) the Maturity Date (as defined below) at the rate of 0.410 percent of their Aggregate Principal Amount per annum, payable annually in arrears on March 8 of each year, for the first time on March 8, 2017. Interest on the Bonds is computed on the basis of a 360-day year of twelve 30-day months (30/360).

3	Redemption, Purchase and Cancellation

(a)	Redemption at Maturity

Unless previously redeemed, the Issuer undertakes to repay all outstanding Bonds at par, without further notice on March 8, 2023 (the Maturity Date).

(b)	Redemption for Tax Reasons

Subject to a period of not less than fifteen (15) nor more than sixty (60) days’ prior notice to the Principal Paying Agent, the Issuer may redeem the Bonds at any time after the Issue Date and prior to the Maturity Date, in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of Bonds being redeemed, plus accrued and unpaid interest, if any, to (and including) the redemption date, on the date determined by the Issuer for early redemption, if:

(i)	as a result of any change in, or amendment to, the laws or regulations prevailing in the United States or Switzerland or any political subdivision or taxing authority of or in the United States or Switzerland, which change or amendment becomes effective on or after the Issue Date; or

(ii)	as a result of any application or official interpretation of such laws or regulations, or any change in the official position regarding the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction in the United States or Switzerland), that becomes effective on or after the Issue Date or is not generally known before the Issue Date; or

(iii)	as a result of any action taken on or after the Issue Date by a taxing authority of, or any decision rendered by a court of competent jurisdiction in, the United States or Switzerland or any political subdivision or taxing authority of or in the United States or Switzerland, including any of those actions specified in clauses (i) and (ii) above, whether or not such action is taken or decision is rendered with respect to Issuer, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that taxes, duties, assessments or governmental charges of whatever nature are or will be required to be withheld, deducted or paid with respect to any payment by or on behalf of the Issuer to the Principal Paying Agent pursuant to these Terms of the Bonds, which, as determined by the business judgment of the Issuer, cannot be avoided by the use of reasonable measures available to the Issuer and, which taxes, duties, assessments or governmental charges of whatever nature, by reason of the obligation to pay Additional Amounts as provided in Condition 5, are required to be borne by the Issuer.

No such notice shall be given earlier than ninety (90) days prior to the earliest date on which the Issuer would be obliged to pay Additional Amounts were a payment in respect of the Bonds then due.

(c)	Redemption at the Option of the Issuer

Subject to a period of not less than fifteen (15) nor more than sixty (60) days’ prior notice to the Principal Paying Agent, the Issuer may redeem the Bonds at any time after the Issue Date and prior to the Maturity Date, in whole, but not in part, at a redemption price equal to 100% of the of the aggregate principal amount of Bonds being redeemed, plus accrued and unpaid interest, if any, to (and including) the date of redemption, on the date determined by the Issuer for early redemption, if eighty-five (85) percent or more of the Aggregate Principal Amount have been purchased and cancelled at the time of such notice pursuant to paragraphs (d) and (e) of this Condition 3 or pursuant to Condition 8.

On or following January 8, 2023 and prior to the Maturity Date, the Bonds may be redeemed at the Issuer’s option, in whole but not in part, at a redemption price equal to 100% of the aggregate principal amount of Bonds being redeemed, plus accrued and unpaid interest to (and including) the redemption date, on the date determined by the Issuer for redemption.

Once the Issuer gives notice as provided herein and funds sufficient to pay the redemption price have been deposited with the Principal Paying Agent on or before 11:00 a.m. Central European Time (CET), on the redemption date, the Bonds will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the Holders will be to receive payment of the redemption price.

(d)	Purchases

The Issuer or any of its respective Subsidiaries may, either directly or indirectly, at any time purchase Bonds at any price, in the open market or otherwise. Any purchase shall be made in accordance with applicable laws or regulations, including applicable stock exchange regulations. Such Bonds may be held, resold or, at the option of the Issuer, surrendered to the Principal Paying Agent for cancellation as set out below.

If purchases are made by public tender, such tender must be available to all Holders alike.

(e)	Cancellation

All Bonds which are redeemed or surrendered to the Principal Paying Agent shall immediately be cancelled following their transfer to SIX SIS. All Bonds so cancelled cannot be reissued or resold.

(f)	Notice

Where the provisions of this Condition 3 provide for the giving of notice by the Issuer to the Principal Paying Agent, such notice shall be deemed to be validly given if made in writing in accordance with the paying agency agreement dated March 4, 2016 with all required information to the Principal Paying Agent within the prescribed time limit. Such notices shall be announced to the Holders as soon as practicable pursuant to Condition 11. Once notice of redemption is published as provided in Condition 11, Bonds called for redemption become due and payable on the redemption date and at the redemption price that is published.

4	Payments

The amounts required for payments under these Terms of the Bonds will be made available in good time in freely disposable CHF which will be placed at the free disposal of the Principal Paying Agent. If the due date for any payment by the Issuer does not fall on a Business Day, the Issuer undertakes to effect payment for value the Business Day immediately following such due date and the Holders will not be entitled to any additional sum in relation thereto. All payments with respect to the Bonds (including Additional Amounts, if any) will be made to the Holders in CHF without collection costs. No payments with respect to the Bonds (including Additional Amounts, if any, as defined in Condition 5) shall be made at any office of the Issuer or any office or counter of the Principal Paying Agent outside Switzerland.

The receipt by the Principal Paying Agent of the due and punctual payment of the funds in CHF as provided above shall release the Issuer from its payment obligations under the Bonds to the extent of such payments. Upon receipt of funds as provided above, the Principal Paying Agent shall arrange for payment to the Holders through SIX SIS in accordance with standard Swiss market practice.

In the case the Bonds will be printed and documented in the form of individually certificated securities (Wertpapiere) in accordance with paragraphs (e) through (h) of Condition 1, all payments of interest will be made only against presentation of the individually certificated securities, and all payments of principal will be made only against presentation and surrender of the individually certificated securities, in each case, by the registered Holders to the Principal Paying Agent upon confirmation of the due registration of the registered Holders with the Registrar.

If the Bonds are not redeemed when due, interest shall continue to accrue until (and including) the day when the Bonds are redeemed.

If, at any time during the life of the Bonds, the Principal Paying Agent shall resign or become incapable of acting as Principal Paying Agent as contemplated by these Terms of the Bonds or shall be adjudged bankrupt or insolvent, the Principal Paying Agent may be substituted by a duly licensed major Swiss bank or branch of a major foreign bank in Switzerland chosen by the Issuer. In the event of such replacement of the Principal Paying Agent, all references to the Principal Paying Agent shall be deemed to refer to such replacement.

Notice of such a replacement shall be published in accordance with Condition 11.

5	Taxation

All payments by or on behalf of the Issuer to the Principal Paying Agent pursuant to these Terms of the Bonds shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States or Switzerland, as the case may be, or any political sub-division thereof or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In the event that any withholding or deduction of any such relevant taxes, duties, assessments or governmental charges is so required on payments by or on behalf of the Issuer to the Principal Paying Agent, the Issuer shall pay such additional amounts (the Additional Amounts) as may be necessary in order that the net amounts received by the Principal Paying Agent on behalf of the Holders after such withholding or deduction shall equal the respective amounts which would otherwise have been received by the Principal Paying Agent in respect of the relevant Bonds in the absence of such withholding or deduction. However, no such Additional Amounts shall be payable by the Issuer on account of any taxes, duties, assessments or governmental charges which:

(a)	are payable, imposed, or withheld solely by reason of a Holder (or a fiduciary, settlor, beneficiary or person holding a power over such Holder, if the Holder is an estate or trust, or a member or shareholder of the Holder, if the Holder is a partnership or corporation) having, or having had, some personal or business connection with the United States or Switzerland other than the mere holding of the Bonds, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or Switzerland or treated as being or having been a resident thereof ; or

(b)	are payable, imposed, or withheld solely by reason of a Holder (or a fiduciary, settlor, beneficiary or person holding a power over such Holder, if the Holder is an estate or trust, or a member or shareholder of the Holder, if the Holder is a partnership or corporation) (1) being or having been present in, or engaged in a trade or business in the United States or Switzerland, (2) being treated as having been present in, or engaged in a trade or business in the United States or Switzerland, or (3) having or having had a permanent establishment in the United States or Switzerland; or

(c)	are payable, imposed, or withheld solely by reason of a Holder (or a fiduciary, settlor, beneficiary or person holding a power over such Holder, if the Holder is an estate or trust, or a member or shareholder of the Holder, if the Holder is a partnership or corporation) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company or a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid United States federal income tax; or

(d)	are payable by, withheld for, or imposed on a Holder that (1) actually or constructively owns 10% or more of the total combined voting power of all of the Issuer’s classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the Code), (2) is a controlled foreign corporation that is related to the Issuer within the meaning of Section 864(d)(4) of the Code or (3) is a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

(e)	are payable by any method other than withholding or deduction by the Issuer or any paying agent from payments in respects of the Bonds; or

(f)	are payable, imposed, or withheld by reason of the application of any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge; or

(g)	are required to be withheld by any paying agent from any payment in respect of the Bonds if such payment can be made without such withholding by at least one other paying agent for the Bonds; or

(h)	are payable, imposed, or withheld by reason of a change in law, regulation, or administrative or judicial interpretation of the United States or Switzerland that becomes effective after the payment becomes due or is duly provided for, whichever occurs later, provided that the Issuer has made the payment to the Principal Paying Agent in good time; or

(i)	are payable, imposed, or withheld as a result of the failure of the Holder to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States or Switzerland of the Holder of the Bonds, if such compliance is required by statute or regulation of the United States or Switzerland as a precondition to relief or exemption from such tax, duty, assessment or governmental charge; or

(j)

are required to be made pursuant to any agreements between the European Community and other countries or territories providing for measures equivalent to those laid down in European Council Directive 2003/48/EC, European Council Directive 2014/48/EU, or any other directive implementing the conclusions of the ECOFIN Council Meeting of 26-27 November 2000 on the taxation of savings income (the Directive) or pursuant to any

European Union legislation amending or replacing such Directive including, but not limited to, the agreement between the European Union and Switzerland of 26 October 2004 and the EU Member States and any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreements; or

(k)	are required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation proposed by the Swiss Federal Council on 17 December 2014, in particular, or otherwise changing the Swiss federal withholding tax system from an issuer-based system to a paying agent-based system pursuant to which a person other than the Issuer is required to withhold or deduct tax on any interest payment; or

(l)	are required to be made pursuant to any agreements between Switzerland and other countries on final withholding taxes (Abgeltungssteuer) levied by Swiss paying agents in respect of persons resident in the other country on income of such person on Bonds booked or deposited with a Swiss paying agent and any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreements; or

(m)	are payable, imposed, or withheld as a result of the failure of the Holder to fulfil the statement requirements of section 871(h) or section 881(c) of the Code; or

(n)	are payable, imposed, or withheld pursuant to sections 1471 through 1474 of the Code (or any amended or successor versions of such Sections) (FATCA), any regulations or other official guidance thereunder, any intergovernmental agreement entered into in connection with FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement; or

(o)	are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such Bonds for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the Holder thereof would have been entitled to Additional Amounts had the notes been presented for payment on any date during such 30 day period; or

(p)	are any combination of the above.

In addition, the Issuer will not pay Additional Amounts to a Holder of a Bond that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a Holder of a Bond that is not the sole Holder of such Bond, as the case may be. However, this exception will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

6	Status of the Bonds

The Bonds constitute senior unsecured obligations of the Issuer. The Bonds rank:

•	pari passu with all of the Issuer’s other existing and future senior unsecured indebtedness, including indebtedness under its amended and restated credit agreement, its term loan facility credit agreement, its 2.30% Senior Notes due June 2016 (U.S. dollar denominated), its 2.50% Senior Notes due November 2016 (U.S. dollar denominated), its floating rate Senior Notes due May 2017 (U.S. dollar denominated), its 1.25% Senior Notes due May 2017 (U.S. dollar denominated), its 2.125% Senior Notes due May 2017 (U.S. dollar denominated), its 5.85% Senior Notes due June 2017 (U.S. dollar denominated), its 6.15% Senior Notes due June 2018 (U.S. dollar denominated), its 4.375% Senior Notes due December 2018 (euro denominated), its 5.70% Senior Notes due February 2019 (U.S. dollar denominated), its floating rate Senior Notes due May 2019 (U.S. dollar denominated), its 2.20% Senior Notes due May 2019 (U.S. dollar denominated), its 2.125% Senior Notes due September 2019 (euro denominated), its 4.50% Senior Notes due March 2020 (U.S. dollar denominated), its 2.125% Senior Notes due May 2020 (U.S. dollar denominated), its 3.45% Senior Notes due October 2020 (U.S. dollar denominated), its 4.10% Senior Notes due June 2021 (U.S. dollar denominated), its 3.875% Senior Notes due November 2021 (U.S. dollar denominated), its 3.625% Senior Notes due May 2022 (U.S. dollar denominated), its 2.70% Senior Notes due May 2022 (U.S. dollar denominated), its 3.625% Senior Notes due May 2024 (U.S. dollar denominated), its 3.125% Senior Notes due May 2025 (U.S. dollar denominated), its 5.50% Senior Notes due December 2026 (pound sterling denominated), its 4.00% Senior Notes due September 2029 (pound sterling denominated), its 6.375% Senior Notes due June 2037 (U.S. dollar denominated), its 6.90% Senior Notes due June 2038 (U.S. dollar denominated), its 6.40% Senior Notes due February 2039 (U.S. dollar denominated), its 5.75% Senior Notes due March 2040 (U.S. dollar denominated), its 4.95% Senior Notes due October 2041 (U.S. dollar denominated), its 5.15% Senior Notes due November 2041 (U.S. dollar denominated), its 5.65% Senior Notes due June 2042 (U.S. dollar denominated), its 5.375% Senior Notes due May 2043 (U.S. dollar denominated), its 4.40% Senior Notes due May 2045 (U.S. dollar denominated), its 1.250% Senior Notes due February 2022 (euro denominated) and its 2.000% Senior Notes due February 2026 (euro denominated);

•	senior in right of payment to all of the Issuer’s existing and future subordinated indebtedness; and

•	effectively subordinated in right of payment to all of the Issuer’s subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to the Issuer’s secured obligations, to the extent of the assets securing such obligations.

The Bonds and the Terms of the Bonds do not limit the Issuer’s ability to incur additional indebtedness. The Issuer may incur substantial additional amounts of indebtedness in the future.

7	Consolidation, Merger and Sale of Assets

The Issuer may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any person, which is referred to as a “successor person,” unless:

•	the Issuer is the surviving corporation or the successor person (if other than the Issuer), is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes under a supplemental Terms of the Bonds, the Issuer’s obligations on the Bonds and under the Terms of the Bonds;

•	immediately after giving effect to the transaction, no Default or Event of Default (as defined below) shall have occurred and be continuing under the Terms of the Bonds; and

•	the Issuer has delivered to the Holders’ Representative (as defined in Condition 9) prior to the consummation of the proposed transaction an officer’s certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and supplemental Terms of the Bonds comply with the Terms of the Bonds.

Notwithstanding the foregoing, any of the Issuer’s Subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer.

For the purposes of this Condition 7, “person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with this Condition 7, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Bonds and the Terms of the Bonds with the same effect as if such successor person has been named as the Issuer herein; provided, however, that the predecessor Issuer in the case of a sale, conveyance or other disposition (other than a lease) shall be released from all obligations and covenants under the Bonds and the Terms of the Bonds.

8	Change of Control Offer

If a change of control triggering event occurs, unless the Issuer has exercised its option to redeem the Bonds as described above, it will be required to make an offer, which is referred to as the “change of control offer,” to each holder of the Bonds to repurchase all or any part (equal to CHF

5,000 or integral multiples of CHF 5,000 in excess thereof) of that holder’s Bonds on the terms set forth in the Terms of the Bonds. In the change of control offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of Bonds repurchased, plus accrued and unpaid interest, if any, on the Bonds repurchased to the date of repurchase, which is referred to as the “change of control payment.” Within 30 days following any change of control triggering event, a notice will be provided to Holders describing the transaction that constitutes the change of control triggering event and offering to repurchase the Bonds on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided, which is referred to as the “change of control payment date”; provided, however, that in no event will the change of control payment date occur prior to the date 90 days following the Issue Date.

On the change of control payment date, the Issuer will, to the extent lawful:

•	accept for payment all Bonds or portions of Bonds properly tendered pursuant to the change of control offer;

•	by 11:00 a.m. CET, deposit with the Principal Paying Agent an amount equal to the change of control payment in respect of all Bonds or portions of Bonds properly tendered; and

•	deliver or cause to be delivered to the Principal Paying Agent the Bonds properly accepted together with an officer’s certificate stating the aggregate principal amount of Bonds or portions of Bonds being repurchased.

The Issuer will not repurchase any Bonds if there has occurred and is continuing on the change of control payment date an Event of Default under the Terms of the Bonds, other than a Default in the payment of the change of control payment upon a change of control triggering event.

To the extent that the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder conflict with the change of control offer provisions of the Bonds, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the Bonds by virtue of any such conflict.

For purposes of this Condition 8, the following terms will be applicable:

Beneficial owner shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

Change of control means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (other than the Issuer or one of its Subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of the Issuer’s voting stock or other voting stock into which the Issuer’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Issuer’s assets and the assets of the Issuer’s Subsidiaries, taken as a whole, to one or more persons or groups (other than the Issuer or one of its Subsidiaries), provided that none of the circumstances in this clause (2) will be a change of control if the persons that beneficially own the Issuer’s voting stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction; (3) the Issuer consolidates with, or merges with or into any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the Issuer’s outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than such transaction where the shares of the Issuer’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the Issuer’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (1) above if (i) the Issuer becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

Change of control triggering event means the occurrence of both a change of control and a rating event.

Fitch means Fitch, Inc., and its successors.

Group has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions and includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision.

Investment grade rating means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Issuer.

Moody’s means Moody’s Investors Service, Inc., and its successors.

Person has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions.

Rating agencies means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Bonds or fails to make a rating of the Bonds publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer (as certified by a resolution of the Issuer’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

Rating event means the rating on the Bonds is lowered by at least two of the three rating agencies and the Bonds are rated below an investment grade rating by at least two of the three rating agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a change of control or the Issuer’s intention to effect a change of control and ending 60 days following consummation of such change of control (which period will be extended so long as the rating of the Bonds is under publicly announced consideration for a possible downgrade by any of the rating agencies).

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Voting stock as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

9	Events of Default

(a)	If any of the following events (each event an Event of Default) shall occur, (i) UBS or its successor in its capacity as Holders’ representative (the Holders’ Representative) has the right but not the obligation, on behalf of the Holders, to, and (ii) the Holders of not less than a majority in aggregate principal amount of the outstanding Bonds may, declare all outstanding Bonds immediately due and repayable at par plus accrued interest:

(i)	default in the payment of any interest on the Bonds when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by the Issuer with the Principal Paying Agent prior to the expiration of the 30-day period);

(ii)	default in the payment of principal of the Bonds at maturity;

(iii)	default in the performance or breach of any covenant or warranty of the Issuer in the Terms of the Bonds (other than defaults pursuant to clauses (i) and (ii) of this paragraph), which default continues uncured for a period of 90 days after there has been given to the Issuer written notice from the Holders’ Representative, or written notice has been given to the Issuer and the Holders’ Representative by the Holders of not less than a majority in aggregate principal amount of the outstanding Bonds, specifying such default or breach and requiring it to be remedied and stating that such notice is a Notice of Default hereunder;

(iv)	the Issuer pursuant to or within the meaning of any Bankruptcy Law:

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against the Issuer in an involuntary case;

(C)	consents to the appointment of a Custodian of the Issuer or for all or substantially all of its property;

(D)	makes a general assignment for the benefit of the Issuer’s creditors; or

(E)	generally is unable to pay the Issuer’s debts as the same become due; or

(v)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Issuer in an involuntary case;

(B)	appoints a Custodian of the Issuer or for all or substantially all of the Issuer’s property; or

(C)	orders the liquidation of the Issuer, and the order or decree remains unstayed and in effect for 90 days.

Bankruptcy Law means Title 11, United States Code or any similar U.S. federal or state law for the relief of debtors. Custodian means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b)	If an Event of Default specified in clauses (iv) or (v) of paragraph (a) of this Condition 9 shall occur, the principal amount of and accrued and unpaid interest, if any, on all outstanding Bonds shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holders’ Representative or any Holder.

At any time after such a declaration of acceleration with respect to the Bonds has been made and before a judgment or decree for payment of the money due has been obtained by the Principal Paying Agent or the Holders’ Representative, the Holders of a majority in aggregate principal amount of the outstanding Bonds or the Holders’ Representative, by written notice to the Issuer and the Holders’ Representative, as applicable, may rescind and annul such declaration and its consequences if all Events of Default with respect to the Bonds, other than the non-payment of the principal and interest, if any, of Bonds which have become due solely by such declaration of acceleration, have been cured or waived as provided below.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

(c)	Upon the occurrence of an Event of Default, the Holders’ Representative may invite the Holders in accordance with Condition 15 to a Holders’ Meeting (as defined below) for the taking of a resolution on the serving of a Notice of Default, provided the Holders’ Representative has not served such Notice of Default itself. The legally valid resolution of the Holders’ Meeting to serve a Notice of Default, shall replace the right reserved by the Holders’ Representative according to these Terms of the Bonds to serve a Notice of Default on behalf of the Holders. If the Holders’ Meeting votes against the serving of a Notice of Default, the right to serve such Notice of Default shall revert to the Holders’ Representative whereby the Holders’ Representative shall not be bound by the resolution of the Holders’ Meeting if and to the extent that new circumstances arise or become known which require a revised assessment of the facts.

(d)	The Holders of a majority in aggregate principal amount of the outstanding Bonds shall have the right to direct the time, method and place of conducting a Holders’ meeting, in accordance with Condition 15, to determine whether to exercise any remedy available to the Holders’ Representative, or exercising any power conferred on the Holders’ Representative, with respect to the Bonds, provided that

(i)	such direction shall not be in conflict with any rule of law or with the Terms of the Bonds or the Bonds,

(ii)	the Holders’ Representative may take any other action deemed proper by the Holders’ Representative which is not inconsistent with such direction, and

(iii)	subject to the provisions of paragraph (a) of this Condition 9, the Holders’ Representative shall have the right to decline to follow any such direction if the Holders’ Representative in good faith shall, by a Responsible Officer of the Holders’ Representative, determine that the proceeding so directed would involve the Holders’ Representative in personal liability.

Responsible Officer means any officer of the Holders’ Representative having responsibility for administration of the Terms of the Bonds or the Bonds and also means, with respect to a particular holders’ representative matter, any other officer to whom any holders’ representative matter is referred because of his or her knowledge of and familiarity with a particular subject.

(e)	The Holders of not less than a majority in aggregate principal amount of the outstanding Bonds may on behalf of the Holders and through the Holders’ Representative waive any past Default hereunder with respect to the Bonds and its consequences, except a Default in the payment of the principal of or interest on the Bonds (provided, however, that the Holders of a majority in aggregate principal amount of the outstanding Bonds may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Terms of the Bonds; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

10	Certain Covenants

(a)	Limitation on Liens

The Issuer will not, nor will it permit any of its Subsidiaries to, create or incur any Lien on any of its or their Subsidiaries’ respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of the Issuer’s Indebtedness, without effectively providing that the Bonds shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1)	Liens existing as of the Issue Date;

(2)	Liens granted after the Issue Date on any of the Issuer’s or its Subsidiaries’ Properties securing the Issuer’s Indebtedness created in favor of the Holders;

(3)	Liens securing the Issuer’s Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Terms of the Bonds; provided that those Liens do not extend to or cover any of the Issuer’s or its Subsidiaries’ Property other than the Property securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

(4)	Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of the Issuer’s officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5)	Permitted Liens.

Notwithstanding the foregoing, the Issuer and any of its Subsidiaries may, without securing any Bonds, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (b) 35% of Consolidated Net Worth calculated as of the Issue Date.

(b)	Limitation on Sale and Lease-Back Transactions

The Issuer will not, nor will it permit any of its Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, of the Issuer or any of its Subsidiaries, unless:

(1)	such transaction was entered into prior to the Issue Date;

(2)	such transaction was for the sale and leasing back to the Issuer of any Property by one of its Subsidiaries;

(3)	such transaction involves a lease for less than three years;

(4)	the Issuer would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Bonds pursuant to the first paragraph of Condition 10(a) above; or

(5)	the Issuer applies an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of the Issuer’s or any of its Subsidiaries’ long-term Indebtedness within 120 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, the Issuer may, or may cause any of its Subsidiaries to, deliver debt securities to the principal paying agent or the trustee therefor for cancellation, such debt securities to be credited at the cost thereof to the Issuer.

Notwithstanding the foregoing, the Issuer and any of its Subsidiaries may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the closing date of the sale and lease-back transaction or (b) 35% of Consolidated Net Worth calculated as of the Issue Date.

(c)	Certain Definitions

As used in this Condition 10, the following terms have the meanings set forth below:

Attributable Liens means in connection with a sale and lease-back transaction the lesser of:

(1)	the fair market value of the assets subject to such transaction; and

(2)	the present value (discounted at a rate per annum equal to the average interest borne by all outstanding bonds issued under the Terms of the Bonds (which may include debt securities in addition to the Bonds offered hereby) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

Capital Lease means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

Consolidated Net Worth means, as of any date of determination, the Stockholders’ Equity of the Issuer and its Consolidated Subsidiaries on that date.

Consolidated Subsidiary means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

Credit Facilities means one or more debt facilities (including, without limitation, the Issuer’s amended and restated credit agreement and term loan facility credit agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

Exempted Debt means the sum of the following as of the date of determination:

(1)	the Issuer’s Indebtedness incurred after the Issue Date and secured by Liens not permitted by the first sentence under Condition 10(a) above; and

(2)	the Issuer’s and its Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the Issue Date pursuant to the second paragraph of Condition 10(b) above.

GAAP means accounting principles generally accepted in the United States set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other documents by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

Governmental Agency means:

(1)	any foreign, federal, state, county or municipal government, or political subdivision thereof;

(2)	any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body;

(3)	any court or administrative tribunal; and

(4)	with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

Hedging Obligations means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

Indebtedness of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

Laws means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

Lien means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

Permitted Liens means:

(1)	Liens securing Indebtedness under Credit Facilities;

(2)	Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing the Issuer’s Indebtedness;

(3)	Liens on any of the Issuer’s assets, any of its Subsidiaries’ assets, or the assets of any joint venture to which the Issuer or any of its Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(4)	(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by the Issuer or one of its Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(5)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(6)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(8)	Liens on key-man life insurance policies granted to secure the Issuer’s Indebtedness against the cash surrender value thereof;

(9)	Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Issuer or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(10)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Subsidiaries in the ordinary course of business;

(11)	pre-existing Liens on assets acquired by the Issuer or any of its Subsidiaries after the Issue Date;

(12)	Liens in the Issuer’s favor or the favor of any of its Subsidiaries;

(13)	inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(14)	statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(15)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(16)	Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Issuer or any of its Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2⁄3% of the annual fixed rentals payable under such lease;

(17)	Liens consisting of deposits of Property to secure the Issuer’s statutory obligations or statutory obligations of any of its Subsidiaries in the ordinary course of its business;

(18)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Issuer or any of its Subsidiaries is a party in the ordinary course of its business, but not in excess of $75,000,000;

(19)	purchase money Liens or purchase money security interests upon or in any Property acquired or held by the Issuer or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property;

(20)	Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Code or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time; and

(21)	Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements.

Person means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Property means any property or asset, whether real, personal or mixed, or tangible or intangible.

Stockholders’ Equity means, as of any date of determination, stockholders’ equity as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

Subsidiary of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

11	Notices

All notices regarding the Bonds shall be given through the Principal Paying Agent on behalf and at the expense of the Issuer (i) for so long as the Bonds are listed on SIX Swiss Exchange on the internet site of SIX Swiss Exchange (where notices are currently published under the address http://www.six-swiss-exchange.com/news/official_notices/search_en.html) or (ii) in case the Bonds were no longer listed on SIX Swiss Exchange in a daily newspaper with general circulation in Switzerland (which is expected to be the Neue Zürcher Zeitung).

12	Listing

Application has been made for the provisional admission to trading and will be made for the listing of the Bonds on SIX Swiss Exchange.

The Issuer will use reasonable endeavors to have the Bonds listed on SIX Swiss Exchange and to maintain such listing as long as any Bonds are outstanding.

13	Replacement of Bonds in the Form of Individually Certificated Securities

If individually certificated securities have been printed, any individually certificated securities which are mutilated, stolen, lost or destroyed may be replaced at the Principal Paying Agent against payment of such costs as may be incurred in connection therewith and on such terms as to evidence (including, in the case of stolen, lost or destroyed individually certificated securities, surrender of a copy (certified in a manner satisfactory to the Issuer, the Registrar and the Principal Paying Agent of

the final and conclusive judgement of nullification from the competent courts)) and such guarantee as the Issuer, the Registrar and the Principal Paying Agent may require and, in the case of mutilation, upon surrender of the mutilated individually certificated securities.

14	Governing Law; Waiver of Jury Trial; Jurisdiction

The Terms of the Bonds and the Bonds, including any claim or controversy arising out of or related to the Terms of the Bonds and the Bonds, shall be governed by the laws of the State of New York. Each of the Issuer and the Principal Paying Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Terms of the Bonds, the Bonds or the transactions contemplated hereby.

The place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to the Bonds shall be the courts of the State of New York or the courts of the United States of America located in the Borough of Manhattan, The City of New York.

15	Holders’ Meeting

(a)	The Holders’ Representative or the Issuer may at any time convene a meeting of the Holders (a Holders’ Meeting).

If an Event of Default has occurred and is continuing and as long as the Holders’ Representative has not exercised its rights under Condition 9 with respect thereto, the Holders who wish that a Holders’ Meeting should be convened and who represent at least ten (10) percent of the aggregate principal amount of all Bonds then outstanding and who are entitled to participate and to vote in accordance with paragraphs (f) and (h) of this Condition 15 may at any time require the Issuer to convene a Holders’ Meeting which shall convene such a meeting as soon as commercially possible upon receipt of such request.

(b)	The costs for such Holders’ Meeting shall be borne by the Issuer or, in the case the Issuer is prohibited by law to pay these costs, by the Holders convening such meeting (each of these Holders shall bear such costs in relation to its respective holding of Bonds at the time of such Holders’ request to Issuer to convene a Holders’ Meeting).

(c)	A Holders’ Meeting may consider any matter affecting the interests of the Holders (other than matters on which the Holders’ Representative has previously exercised its rights contained in Condition 9 above and Condition 16 below), including any modification of, amendment to, or arrangement in respect of the Terms of the Bonds.

(d)

Notice convening a Holders’ Meeting shall be given at least twenty (20) days prior to the proposed date thereof. Such notice shall be given in accordance with Condition 11. It shall state generally the nature of the business to be transacted at such Holders’ Meeting. If an Extraordinary Resolution (as defined below) is being proposed, the wording of the proposed resolution or resolutions shall be indicated. The notice shall specify the day, hour and place of the Holders’ Meeting and also the formal requirements referred to in paragraph (f) of this Condition 15. The Issuer (at its head office) and the Principal Paying Agent (at its specified office) will make a copy of such notice available for inspection by the Holders during normal business hours.

(e)	All Holders’ Meetings shall be held in Zurich, Switzerland. A chairman (the Chairman) shall be nominated by the Issuer after consultation of the Holders’ Representative in writing. If no person has been so nominated or if the nominated person is not present at the Holders’ Meeting within thirty (30) minutes after the time fixed for holding the Holders’ Meeting, the Holders present shall choose the Chairman instead.

The Chairman shall lead and preside over the Holders’ Meeting. Among others, it shall be his duty to determine the presence of persons entitled to vote and to inquire if the necessary quorum (as set forth below) is present. He shall instruct the Holders as to the procedure of the Holders’ Meeting and the resolutions to be considered. He shall sign the minutes referred to in paragraph (l) of this Condition 15.

In the case of any equality of votes, the Chairman shall have a casting vote.

A declaration by the Chairman that a resolution has been supported or supported by a particular majority in accordance with paragraphs (g) and (i) of this Condition 15 or lost or not supported or not supported by a particular majority in accordance with paragraphs (g) and (i) of this Condition 15 shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

(f)	Each person who produces a certificate by a bank in respect of such Bond relating to that Holders’ Meeting is entitled to attend and to vote on the resolutions proposed at such Holders’ Meeting. Bank certificates shall be dated before the date of the Holders’ Meeting and confirm that the respective Bonds are deposited in a securities account (Effektenkonto) with that bank and will remain so deposited with such bank until and including the date of the Holders’ Meeting and that the Bank has not issued any other such certificate with respect to such Bonds.

(g)	The presence quorum necessary in order to vote on resolutions proposed at a Holders’ Meeting shall be persons entitled under paragraphs (f) and (h) of this Condition 15 holding or representing persons holding in the aggregate at least the following percentages of the aggregate principal amount of all Bonds then outstanding:

Each Ordinary Resolution:	twenty-five (25) percent

Each Extraordinary Resolution:	sixty-six (66) percent

The terms Ordinary Resolution and Extraordinary Resolution are defined below.

If within thirty (30) minutes after the time fixed for any Holders’ Meeting a sufficient quorum is not present, the Holders’ Meeting shall be dissolved.

(h)	Holders’ voting rights shall be determined according to the principal amount of outstanding Bonds held. Each Bond in the denomination of CHF 5,000 shall be entitled to one vote.

Bonds held by or on behalf of the Issuer or any other natural person or legal entity,

(i)	which directly or indirectly owns or controls more than fifty (50) percent of the equity share capital of the Issuer, or

(ii)	of which, in the case of a legal entity, more than fifty (50) percent of the equity share capital is controlled by the Issuer directly or indirectly, or

(iii)	where the Issuer is in a position to exercise, directly or indirectly, a control over the decisions or actions of such natural person or legal entity or representative thereof, irrespective of whether or not the latter is affiliated to the Issuer, shall not be entitled to vote at a Holders’ Meeting.

(i)	A resolution shall be validly passed if approved by at least the following percentages of votes cast at a duly convened Holders’ Meeting held in accordance with this Condition 15:

Each Ordinary Resolution:	fifty-one (51) percent

Each Extraordinary Resolution:	sixty-six (66) percent

Every proposal submitted to a Holders’ Meeting shall be decided upon a poll.

(j)	Any resolution which is not an Extraordinary Resolution in accordance with paragraph (k) of this Condition 15 shall be deemed to be an Ordinary Resolution.

(k)	An Extraordinary Resolution shall be necessary to decide on the following matters at a Holders’ Meeting:

(i)	to postpone the maturity beyond the stated maturity of the principal of any Bonds, or

(ii)	to reduce the amount of principal payable on any Bonds, or

(iii)	to change the date of interest payment on any Bonds, or

(iv)	to change the rate of interest, or the method of computation of interest, on any Bonds, or

(v)	to change any provision for payment contained in the Terms of the Bonds or the place or the currency of repayment of the principal of any Bonds or interest on any Bonds, or

(vi)	to amend or modify or waive the whole or any parts of Condition 9 or paragraphs (f), (g), (h), (i) or (k) of this Condition 15, or

(vii)	to create unequal treatment between Holders of the same class, or

(viii)	to convert the Bonds into equity, or

(ix)	to change the choice of law and the jurisdiction clause contained in Condition 14.

The above-mentioned list of issues for which an Extraordinary Resolution shall be necessary is exclusive.

(l)	Any resolution approved at a Holders’ Meeting held in accordance with this Condition 15 shall be conclusive and binding on the Issuer and on all present or future Holders, whether present or not at the Holders’ Meeting, regardless of whether such Holders have approved such resolution. The Holders shall not be entitled to any improvement of their position vis-à-vis the Issuer pursuant to resolution approved at a Holders’ Meeting without prior written approval of the Issuer. Any resolution approved at a Holders’ Meeting, which increased the obligations of the Issuer under the Terms of the Bonds shall become effective only after written approval of the Issuer.

Minutes of all resolutions and proceedings at a Holders’ Meeting shall be made and signed by the Chairman pursuant to paragraph (e) of this Condition 15.

(m)	If no Holder or an insufficient number of Holders attend a Holders’ Meeting, the right to decide on the redemption of the Bonds or any other measures to protect the interests of the Holders available to the Holders’ Representative according to the Terms of the Bonds shall revert to the absolute discretion of the Holders’ Representative. Any such decision of the Holders’ Representative shall be final and binding upon the Issuer and the Holders. Notice of any such decision shall be published in accordance with Condition 11.

16	Amendment to the Terms of the Bonds

The Terms of the Bonds may be amended by agreement between the Issuer and the Holders’ Representative on behalf of the Holders:

(a)	to cure any ambiguity, defect or inconsistency;

(b)	to comply with Condition 7;

(c)	to provide for uncertificated Bonds in addition to or in place of individually certificated Bonds;

(d)	to add guarantees with respect to the Bonds or secure the Bonds;

(e)	to surrender any of the Issuer’s rights or powers under the Terms of the Bonds;

(f)	to add covenants or events of default for the benefit of the Holders;

(g)	to comply with the applicable procedures of the applicable depositary;

(h)	to make any change that does not adversely affect in any material respect the rights of any Holder; or

(i)	to evidence and provide for the acceptance of appointment hereunder by a successor Principal Paying Agent with respect to the Bonds and to add to or change any of the provisions of the Terms of the Bonds as shall be necessary to provide for or facilitate administration by more than one Principal Paying Agent.

Notice of any such amendment shall be published in accordance with Condition 11.

17	Satisfaction and Discharge; Defeasance

(a)	The Permanent Global Certificate shall upon Company Order be discharged with respect to the Bonds and cease to be of further effect as to all Bonds (except as hereinafter provided in this paragraph (a)), and the Principal Paying Agent, at the expense of the Issuer, shall execute instruments acknowledging satisfaction and discharge of the Permanent Global Certificate, when

(i)	either:

(A)	all Bonds theretofore authenticated and delivered (other than Bonds that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the Principal Paying Agent for cancellation; or

(B)	all such Bonds not theretofore delivered to the Principal Paying Agent for cancellation:

(1)	have become due and payable by reason of sending a notice of redemption or otherwise, or

(2)	will become due and payable at their maturity within one year, or

(3)	have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Principal Paying Agent for the giving of notice of redemption by the Principal Paying Agent in the name, and at the expense, of the Issuer; or

(4)	are deemed paid and discharged pursuant to paragraph (b) of this Condition 17, as applicable;

and the Issuer, in the case of (1), (2) or (3) above, shall have irrevocably deposited or caused to be deposited with the Principal Paying Agent as trust funds in trust an amount of money or Foreign Government Obligations, which amount shall be sufficient for the purpose of paying and discharging each installment of principal of and interest on all the Bonds on the dates such installments of principal or interest are due;

(ii)	the Issuer has paid or caused to be paid all other sums payable hereunder by the Issuer; and

(iii)	the Issuer shall have delivered to the Principal Paying Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the satisfaction and discharge contemplated by this paragraph (a) have been complied with.

Notwithstanding the satisfaction and discharge of the Permanent Global Certificate, if money shall have been deposited with the Principal Paying Agent pursuant to clause (i) of this paragraph (a), the provisions of paragraphs (b) through (h) of Condition 1, Condition 13 and paragraphs (d) and (e) of this Condition 17 shall survive.

(b)	The Issuer shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Bonds on the 91st day after the date of the deposit referred to in paragraph (d) of this Condition 17, and the provisions of the Terms of the Bonds and the Bonds shall no longer be in effect (and the Principal Paying Agent, at the expense of the Issuer, shall, upon receipt of a Company Order, execute instruments acknowledging the same), except as to:

(i)	the rights of Holders to receive, from the trust funds described in paragraph (d) of this Condition 17, payment of the principal of and each installment of principal of and interest on the outstanding Bonds on the maturity of such principal or installment of principal or interest;

(ii)	the provisions of paragraphs (b) through (h) of Condition 1, Condition 13 and paragraphs (b), (d) and (e) of this Condition 17; and

(iii)	the rights, powers, trusts and immunities of the Principal Paying Agent hereunder and the Issuer’s obligations in connection therewith;

provided that, the following conditions shall have been satisfied:

(A)	the Issuer shall have deposited or caused to be deposited (except as provided in paragraph (d) of this Condition 17) with the Principal Paying Agent as trust funds specifically pledged as security for and dedicated solely to the benefit of the Holders money and/or Foreign Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Principal Paying Agent), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank expressed in a written certification thereof delivered to the Principal Paying Agent, to pay and discharge each installment of principal of and interest on all the Bonds on the dates such installments of principal or interest are due;

(B)	such deposit will not result in a breach or violation of, or constitute a default under, the Terms of the Bonds or the Bonds or any other agreement or instrument to which the Issuer is a party or by which it is bound;

(C)	no Default or Event of Default with respect to the Bonds shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after such date;

(D)	the Issuer shall have delivered to the Principal Paying Agent an Officer’s Certificate and an Opinion of Counsel to the effect that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (ii) since the date of execution of the Permanent Global Certificate, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(E)	the Issuer shall have delivered to the Principal Paying Agent an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer; and

(F)	the Issuer shall have delivered to the Principal Paying Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by paragraph (b) of this Condition 17) have been complied with.

(c)	The Issuer may omit to comply with respect to the Bonds with any term, provision or condition set forth under Conditions 5, 7, 8 and 10 (and the failure to comply with any such covenants shall not constitute a Default or Event of Default with respect to the Bonds under paragraph (a) of Condition 9) but except as specified above, the remainder of the Terms of the Bonds and the Bonds will be unaffected thereby; provided that the following conditions shall have been satisfied:

(i)

with reference to this paragraph (c), the Issuer has irrevocably deposited or caused to be irrevocably deposited (except as provided in paragraph (d) of this Condition 17) with the Principal Paying Agent for the purpose of making the following payments specifically pledged as security for, and dedicated solely to, the benefit of the Holders, money and/or Foreign Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such

Principal Paying Agent), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent certified public accountants or investment bank expressed in a written certification thereof delivered to the Principal Paying Agent, to pay and discharge each installment of principal of and interest on all the Bonds on the dates such installments of principal or interest are due;

(ii)	such deposit will not result in a breach or violation of, or constitute a default under, the Terms of the Bonds or the Bonds or any other agreement or instrument to which the Issuer is a party or by which it is bound;

(iii)	no Default or Event of Default with respect to the Bonds shall have occurred and be continuing on the date of such deposit;

(iv)	the Issuer shall have delivered to the Principal Paying Agent an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, covenant defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, covenant defeasance and discharge had not occurred;

(v)	the Issuer shall have delivered to the Principal Paying Agent an Officer’s Certificate stating the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer; and

(vi)	the Issuer shall have delivered to the Principal Paying Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the covenant defeasance contemplated by this paragraph (c) have been complied with.

(d)	Subject to the provisions of paragraph (e) of this Condition 17), all money and Foreign Government Obligations deposited with the Principal Paying Agent pursuant to paragraphs (a) through (c) of this Condition 17 and all money received by the Principal Paying Agent in respect of Foreign Government Obligations deposited with the Principal Paying Agent pursuant to paragraphs (a) through (c) of this Condition 17, shall be held in trust and applied by it, in accordance with the provisions of the Terms of the Bonds and the Bonds, to the payment to the persons entitled thereto, of the principal and interest for whose payment such money has been deposited with or received by the Principal Paying Agent as contemplated by paragraphs (a) through (c) of this Condition 17.

The Issuer shall pay and shall indemnify the Principal Paying Agent against any tax, fee or other charge imposed on or assessed against Foreign Government Obligations deposited pursuant paragraphs (a) through (c) of this Condition 17 or the interest and principal received in respect of such obligations other than any payable by or on behalf of Holders.

The Principal Paying Agent shall deliver or pay to the Issuer from time to time upon Company Order any Foreign Government Obligations or money held by it as provided in paragraphs (b) or (c) of this Condition 17 which, in the opinion of a nationally recognized firm of independent certified public accountants or investment bank expressed in a written certification thereof delivered to the Principal Paying Agent, are then in excess of the amount thereof which then would have been required to be deposited for the purpose for which such Foreign Government Obligations or money were deposited or received. This provision shall not authorize the sale by the Principal Paying Agent of any Foreign Government Obligations held under the Terms of the Bonds or the Bonds.

(e)	Subject to applicable abandoned property law, the Principal Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal and interest that remains unclaimed for two years. After that, Holders entitled to the money must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another person.

(f)	If the Principal Paying Agent is unable to apply any money deposited with respect to the Bonds in accordance with paragraph (a) of this Condition 17 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer under the Permanent Global Certificate with respect to the Bonds and under the Bonds shall be revived and reinstated as though no deposit had occurred pursuant to paragraph (a) of this Condition 17 until such time as the Principal Paying Agent is permitted to apply all such money in accordance with paragraph (a) of this Condition 17; provided, however, that if the Issuer has made any payment of principal of or interest on or any Additional Amounts with respect to any Bonds because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Bonds to receive such payment from the money or Foreign Government Obligations held by the Principal Paying Agent after payment in full to the Holders.

As used in this Condition 17, the following terms have the meanings set forth below:

Company Order means a written order signed in the name of the Issuer by an Officer.

Foreign Government Obligations means (i) direct obligations of, or obligations guaranteed by, the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by or acting as an agency or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.

Officer means the Chief Executive Officer, the Chief Financial Officer, the President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Issuer.

Officer’s Certificate means a certificate signed by any Officer.

Opinion of Counsel means a written opinion of legal counsel who is acceptable to the Principal Paying Agent. The counsel may be an employee of or counsel to the Issuer.

18	Role of UBS

UBS has been appointed by the Issuer as the Principal Paying Agent and as the Listing Agent with respect to the Bonds and it will or may also act on behalf of or for the benefit of the Holders as Holders’ Representative, but only in such cases stated explicitly in these Terms of the Bonds. In any other cases, the Holders’ Representative is not obliged to take or to consider any actions on behalf of or for the benefit of the Holders.

19	No Recourse Against Others

A director, officer, employee or stockholder (past or present), as such, of the Issuer shall not have any liability for any obligations of the Issuer under the Terms of the Bonds or the Bonds or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Bond waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Bonds.

20	No Adverse Interpretation of Other Agreements

Neither the Terms of the Bonds nor the Bonds may be used to interpret another indenture, loan or debt agreement of the Issuer or a Subsidiary of the Issuer. Any such indenture, loan or debt agreement may not be used to interpret the Terms of the Bonds or the Bonds.

21	Successors

All agreements of the Issuer in the Terms of the Bonds and the Bonds shall bind its successor. All agreements of the Principal Paying Agent in the Terms of the Bonds and the Bonds shall bind its successor.

22	Severability

In case any provision in the Terms of the Bonds or the Bonds shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

23	Judgment Currency

The Issuer agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the principal of or interest or other amount on the Bonds (the Required Currency) into a currency in which a judgment will be rendered (the Judgment Currency), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Principal Paying Agent could purchase in The City of New York the Required Currency with the Judgment Currency on the day on which final unappealable judgment is entered, unless such day is not a New York Banking Day, then the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Principal Paying Agent could purchase in The City of New York the Required Currency with the Judgment Currency on the New York Banking Day preceding the day on which final unappealable judgment is entered and (b) its obligations under the Terms of the Bonds and the Bonds to make payments in the Required Currency (i) shall not be discharged or satisfied by any tender, any recovery pursuant to any judgment (whether or not entered in accordance with subsection (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable, and (iii) shall not be affected by judgment being obtained for any other sum due under the Terms of the Bonds and the Bonds.

New York Banking Day means any day except a Saturday, Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

24	Statute of Limitations

In accordance with New York law, claims for interest payments under the Bonds and claims for the repayment or redemption of Bonds shall become timebarred after a period of six (6) years, calculated from their respective due dates.

25	Definitions

Business Day means any day (other than Saturday or Sunday) on which commercial banks and foreign exchange markets are open the whole day for business in Zurich, Switzerland and New York, USA.

Default means any event which is, or after notice or passage of time or both would be, an Event of Default.

Exchange Act means the United States Securities Exchange Act of 1934, as amended

Holders’ Representative means UBS.

Issuer means Amgen Inc., One Amgen Center Drive, Thousand Oaks, California 91320-1799, USA.

Listing Agent means UBS, appointed as recognized representative pursuant to art. 43 of the listing rules of SIX Swiss Exchange to file the listing application (including the application for provisional admission to trading) for the Bonds with SIX Swiss Exchange.

Principal Paying Agent means UBS in its function as principal paying agent.

SIX SIS means SIX SIS Ltd, the Swiss clearing and settlement organisation, Baslerstrasse 100, 4600 Olten, Switzerland, or any successor organisation accepted by SIX Swiss Exchange.

SIX Swiss Exchange means SIX Swiss Exchange Ltd, Selnaustrasse 30, 8001 Zurich, Switzerland (P.O. Box 1758, 8021 Zurich, Switzerland) or any successor exchange.

UBS means UBS AG, Bahnhofstrasse 45, 8001 Zurich, Switzerland.